NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER 2019 RESULTS,
ANNOUNCES PLANS FOR FIRST PHASE OF DEVELOPMENT OF MAGNOLIA PLACE

AUSTIN, TX, August 9, 2019 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast growing markets in Texas, today reported second-quarter 2019 results and announced plans for the first phase of development of Magnolia Place, a new mixed-use project in Magnolia, Texas.
Highlights:

•
Sold four Amarra Drive Phase III lots for a total of $2.3 million and one Amarra Villas townhome for $1.8 million. Since the end of second-quarter 2019, Stratus closed on the sale of two Amarra Drive Phase III lots for a total of $1.3 million. As of August 5, 2019, six Amarra Drive Phase III lots were under contract. Stratus expects to commence construction of four new Amarra Villas townhomes during third-quarter 2019.

•
As of June 30, 2019, both Santal Phase I and Santal Phase II, multi-family projects in Barton Creek, were fully leased and stabilized. Stratus continues to explore options to sell or refinance the combined 448-unit Santal property, subject to market conditions.

•
Construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community, is progressing ahead of schedule and on budget. The clubhouse and first two apartment buildings were completed in June 2019 and leasing activity has commenced. The first tenants took occupancy during July 2019. Stratus expects to complete construction in fourth-quarter 2019.

•
Stratus continues to explore various opportunities with respect to Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel & Residences and office, retail and entertainment space, which may include, but are not limited to, a possible sale, recapitalization or other venture, subject to market conditions.

•
Stratus is planning to proceed, subject to financing, with the first phase of development of Magnolia Place, a new mixed-use project in Magnolia, Texas, currently planned for 81,000 square feet of retail space; six pad sites; two hotel sites; and 50 acres of residential land allowing up to 1,200 units. Magnolia Place will be shadow-anchored by a 95,000-square-foot H-E-B, L.P. (HEB) grocery store to be constructed by HEB on an adjoining 18-acre site owned by HEB.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “Our steady progress continued through the second quarter. We are continuing to explore our options to sell or refinance our Santal and Block 21 properties, subject to market conditions. Our mixed-use development projects are advancing as planned and several, including Jones Crossing, Lantana Place and West Killeen, will soon be stabilized. We look forward to continued progress on all of our projects during the second half of the year, including the opening of the Kingwood Place HEB grocery store and commencing construction of our new Magnolia Place project. I am encouraged by the opportunities available to Stratus and its shareholders in Austin and surrounding Texas markets.”

Plans for First Phase of Development of Magnolia Place
Stratus is planning to proceed, subject to financing, with the first phase of development of Magnolia Place, a new mixed-use project in Magnolia, Texas, currently planned for 81,000 square feet of retail space; six pad sites; two hotel sites; and 50 acres of residential land allowing up to 1,200 units. Magnolia Place will be shadow-anchored by a 95,000-square-foot HEB grocery store to be constructed by HEB on an adjoining 18-acre site owned by HEB.

The first phase of development is expected to consist of approximately 41,000 square feet of retail space, three pads for lease and three pads to be held for sale. Stratus is currently in the process of securing a construction loan to finance the first phase of development and expects to begin site work and joint use road and utility infrastructure that will support the entire project, including future phases, in the third quarter of 2019. Stratus expects substantially all of the infrastructure costs to be eligible for future reimbursement by the Magnolia East municipal utility district (MUD). The HEB grocery store is currently expected to open by third-quarter 2020.

Second-Quarter 2019 Financial Results
Stratus reported a net loss attributable to common stockholders of $2.4 million, $0.29 per share, in second-quarter 2019, compared to a net loss attributable to common stockholders of $0.9 million, $0.11 per share, in second-quarter 2018. Stratus' second-quarter 2019 revenues totaled $23.7 million, compared with $23.3 million for second-quarter 2018. The increase in revenues in second-quarter 2019 primarily reflects increased revenues associated with the commencement of leases at Stratus' recently completed properties and an increase in the number of events hosted and higher event attendance at ACL Live, partly offset by lower revenues from single-family residential property sales and the Hotel segment.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $3.3 million in second-quarter 2019, compared to $2.8 million in second-quarter 2018. For a reconciliation of net loss attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule on page VI, "Adjusted EBITDA," which is available on Stratus' website at stratusproperties.com.

Summary Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In Thousands, Except Per Share Amounts)
Revenues
Real Estate Operations	$4,133	$6,987	$7,086	$8,189
Leasing Operations	4,642	2,556	8,501	4,811
Hotel	9,042	9,643	17,414	19,037
Entertainment	6,265	4,451	11,090	9,710
Corporate, eliminations and other	(358)	(327)	(669)	(672)
Total consolidated revenue	$23,724	$23,310	$43,422	$41,075

Summary Financial Results (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In Thousands, Except Per Share Amounts)
Operating income (loss)
Real Estate Operations	$274	$1,363	$3,120	$938
Leasing Operations	642	487	3,063	919
Hotel	1,275	1,565	2,049	3,026
Entertainment	1,284	499	2,108	1,234
Corporate, eliminations and other	(3,048)	(3,140)	(6,270)	(6,246)
Total consolidated operating income (loss)	$427	$774	$4,070	$(129)

Net loss attributable to common stockholders	$(2,389)	$(857)	$(1,527)	$(2,727)

Diluted net loss per share	$(0.29)	$(0.11)	$(0.19)	$(0.33)

Adjusted EBITDA	$3,291	$2,835	$4,107	$3,882

Capital expenditures and purchases and development of real estate properties	$18,005	$22,693	$50,746	$50,681

Diluted weighted-average shares of common stock outstanding	8,177	8,153	8,172	8,145

The decreases in revenue and operating income from the Real Estate Operations segment in second-quarter 2019, compared to second-quarter 2018, primarily reflect fewer sales of developed properties in second-quarter 2019. During second-quarter 2019, Stratus sold four Amarra Drive Phase III lots and the last completed Amarra Villas townhome for a total of $4.0 million, compared with the sales of three Amarra Drive Phase III lots, two Amarra Villas townhomes and one W Austin Hotel & Residences condominium for a total of $6.9 million during second-quarter 2018. Since the end of second-quarter 2019, Stratus closed on the sale of two Amarra Drive Phase III lots for a total of $1.3 million. As of August 5, 2019, six Amarra Drive Phase III lots were under contract.

The increases in revenue and operating income from the Leasing Operations segment in second-quarter 2019, compared to second-quarter 2018, primarily reflect the commencement of new leases at Santal Phase II, Lantana Place and Jones Crossing.

The decreases in revenue and operating income from the Hotel segment in second-quarter 2019, compared to second-quarter 2018, are primarily a result of reduced transient weekend business and lower food and beverage sales. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available, was $242 in second-quarter 2019, compared to $254 for second-quarter 2018. While Stratus remains optimistic about the long-term outlook of the W Austin Hotel based on office growth downtown, continued population growth and increased tourism in the Austin market, a continued increase in competition resulting from the anticipated opening of additional hotel rooms in downtown Austin during the second half of 2019 and throughout 2020 are expected to have an ongoing impact on Stratus' hotel revenues. Stratus continues to explore various opportunities with respect to Block 21, which may include, but are not limited to, a possible sale, recapitalization or other venture, subject to market conditions. There can be no assurance that any transaction will be pursued or consummated.

The increases in revenue and operating income from the Entertainment segment in second-quarter 2019, compared to second-quarter 2018, primarily reflect an increase in the number of events hosted and higher event attendance at ACL Live. ACL Live hosted 69 events and sold approximately 68 thousand tickets in second-quarter 2019, compared with 45 events and the sale of approximately 29 thousand tickets in second-quarter 2018. Additionally, 3TEN ACL Live, hosted 52 events and sold approximately 7 thousand tickets in second-quarter 2019, compared with 57 events and the sale of 8 thousand tickets in second-quarter 2018.

Debt and Liquidity
At June 30, 2019, consolidated debt totaled $340.6 million and consolidated cash totaled $18.1 million, compared with consolidated debt of $295.5 million and consolidated cash of $19.0 million at December 31, 2018.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $50.7 million for the first six months of 2019, primarily for the development of Kingwood Place, The Saint Mary and Barton Creek properties, compared with $50.7 million for the first six months of 2018, primarily for the development of Barton Creek properties, Santal Phase II, Lantana Place and Jones Crossing.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited second-quarter 2019 financial and operating results today, August 9, 2019, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 domestically and by dialing (412) 317-0088 for international access. Please use replay ID: 10132404. The replay will be available on Stratus' website at stratusproperties.com until August 14, 2019.
__________________________

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding projections or expectations related to the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell or refinance properties (including, but not limited to, Amarra Drive lots, Amarra Villas townhomes, West Killeen Market, the retail building at Barton Creek Village, The Saint Mary, Santal and Block 21), operational and financial performance, expectations regarding future cash flows, MUD reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, liquidity, tax rates, the impact of interest rate changes, capital expenditures, financing plans, possible joint venture, partnership, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway in 2017, other plans and objectives of management for future operations and development projects, future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Under Stratus’ loan agreements with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreements with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint venture, partnership, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to sell properties at prices its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell or refinance properties (including, but not limited to, Amarra Drive lots, Amarra Villas townhomes, West Killeen Market, the retail building at Barton Creek Village, the Saint Mary, Santal and Block 21), Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in the Austin, Texas area and other select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway in 2017 and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (SEC).

This press release also includes Adjusted EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. Adjusted EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate Adjusted EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA is included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019		2018
Revenues:
Real estate operations	$4,129	$6,979	$7,077		$8,173
Leasing operations	4,413	2,331	8,042		4,335
Hotel	8,962	9,593	17,287		18,915
Entertainment	6,220	4,407	11,016		9,652
Total revenues	23,724	23,310	43,422		41,075
Cost of sales:
Real estate operations	3,795	5,560	3,841	[a]	7,126
Leasing operations	2,447	1,323	4,586		2,505
Hotel	6,831	7,149	13,506		14,178
Entertainment	4,441	3,436	7,920		7,404
Depreciation	2,703	2,053	5,333		3,995
Total cost of sales	20,217	19,521	35,186		35,208
General and administrative expenses	2,919	3,015	6,118		5,996
Loss (gain) on sale of assets	161	—	(1,952)		—
Total	23,297	22,536	39,352		41,204
Operating income (loss)	427	774	4,070		(129)
Interest expense, net	(2,911)	(1,742)	(5,483)		(3,301)
(Loss) gain on interest rate derivative instruments	(123)	80	(182)		258
Loss on early extinguishment of debt	—	—	(16)		—
Other income, net	12	11	311	[b]	22
Loss before income taxes and equity in unconsolidated affiliates' loss	(2,595)	(877)	(1,300)		(3,150)
Equity in unconsolidated affiliates' loss	(13)	(3)	(13)		(6)
Benefit from (provision for) income taxes	218	23	(215)		429
Loss from continuing operations	(2,390)	(857)	(1,528)		(2,727)
Total comprehensive loss attributable to noncontrolling interests in subsidiaries	1	—	1		—
Net loss and total comprehensive loss attributable to common stockholders	$(2,389)	$(857)	$(1,527)		$(2,727)

Basic and diluted net loss per share attributable to common stockholders	$(0.29)	$(0.11)	$(0.19)		$(0.33)

Basic and diluted weighted-average common shares outstanding	8,177	8,153	8,172		8,145

a.	Includes $3.4 million of municipal utility district (MUD) reimbursements which were recorded as a reduction of cost of sales.

b.	Includes $283 thousand of interest income associated with MUD reimbursements.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2019		December 31, 2018
ASSETS
Cash and cash equivalents	$18,073		$19,004
Restricted cash	15,566		19,915
Real estate held for sale	17,897		16,396
Real estate under development	142,854		136,678
Land available for development	37,787		24,054
Real estate held for investment, net	272,274		253,074
Lease right-of-use assets	11,692	[a]	—
Deferred tax assets	11,873		11,834
Other assets	14,715		15,538
Total assets	$542,731		$496,493

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$16,461		$20,602
Accrued liabilities, including taxes	9,239		11,914
Debt	340,622		295,531
Lease liabilities	12,381	[a]	—
Deferred gain	8,647		9,270
Other liabilities	14,869		12,525
Total liabilities	402,219		349,842

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	93		93
Capital in excess of par value of common stock	186,334		186,256
Accumulated deficit	(42,630)		(41,103)
Common stock held in treasury	(21,360)		(21,260)
Total stockholders' equity	122,437		123,986
Noncontrolling interests in subsidiaries	18,075	[b]	22,665
Total equity	140,512		146,651
Total liabilities and equity	$542,731		$496,493

a.	Effective January 1, 2019, Stratus adopted a new accounting standard that requires lessees to recognize most leases on the balance sheet.

b.	Decrease primarily represents Stratus' purchase of H-E-B, L.P.'s interests in the New Caney partnership.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2019	2018
Cash flow from operating activities:
Net loss	$(1,528)	$(2,727)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,333	3,995
Cost of real estate sold	4,324	5,053
Gain on sale of assets	(1,952)	—
Loss (gain) on interest rate derivative contracts	182	(258)
Loss on early extinguishment of debt	16	—
Amortization of debt issuance costs and stock-based compensation	546	791
Equity in unconsolidated affiliates' loss	13	6
Increase in deposits	185	588
Deferred income taxes	(38)	(653)
Purchases and development of real estate properties	(5,756)	(7,699)
MUD reimbursements applied to real estate under development	920	—
Increase in other assets	(1,636)	(2,297)
Decrease in accounts payable, accrued liabilities and other	(2,187)	(5,505)
Net cash used in operating activities	(1,578)	(8,706)

Cash flow from investing activities:
Capital expenditures	(44,990)	(42,982)
Proceeds from sale of assets	3,170	—
Payments on master lease obligations	(766)	(932)
Purchase of noncontrolling interest in consolidated subsidiary	(4,589)	—
Other, net	(4)	(87)
Net cash used in investing activities	(47,179)	(44,001)

Cash flow from financing activities:
Borrowings from credit facility	14,086	22,336
Payments on credit facility	(15,648)	(4,225)
Borrowings from project loans	51,006	29,948
Payments on project and term loans	(5,619)	(3,266)
Cash dividend paid for stock-based awards	(17)	—
Stock-based awards net payments	(100)	(203)
Noncontrolling interests contributions	—	7,000
Financing costs	(231)	(976)
Net cash provided by financing activities	43,477	50,614
Net decrease in cash, cash equivalents and restricted cash	(5,280)	(2,093)
Cash, cash equivalents and restricted cash at beginning of year	38,919	39,390
Cash, cash equivalents and restricted cash at end of period	$33,639	$37,297

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community; the Circle C community, including The Saint Mary; the Lantana community, including a portion of Lantana Place still under development and vacant pad sites; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia), Kingwood, Texas (Kingwood Place) and New Caney, Texas (New Caney), located in the greater Houston area.
The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, Barton Creek Village, Santal Phase I and Phase II, West Killeen Market in Killeen, Texas, and completed portions of the Lantana Place and Jones Crossing projects.
The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.
The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at the W Austin Hotel & Residences. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.
Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Three Months Ended June 30, 2019:
Revenues:
Unaffiliated customers	$4,129	$4,413		$8,962	$6,220	$—	$23,724
Intersegment	4	229		80	45	(358)	—
Cost of sales, excluding depreciation	3,795	2,451		6,868	4,585	(185)	17,514
Depreciation	64	1,388		899	396	(44)	2,703
General and administrative expenses	—	—		—	—	2,919	2,919
Loss on sale of assets	—	161	[c]	—	—	—	161
Operating income (loss)	$274	$642		$1,275	$1,284	$(3,048)	$427
Capital expenditures and purchases and development of real estate properties	$2,458	$15,391		$156	$—	$—	$18,005
Total assets at June 30, 2019	225,084	167,008		98,063	45,491	7,085	542,731

Three Months Ended June 30, 2018:
Revenues:
Unaffiliated customers	$6,979		$2,331	$9,593	$4,407	$—	$23,310
Intersegment	8		225	50	44	(327)	—
Cost of sales, excluding depreciation	5,560	[d]	1,331	7,184	3,560	(167)	17,468
Depreciation	64		738	894	392	(35)	2,053
General and administrative expenses	—		—	—	—	3,015	3,015
Operating income (loss)	$1,363		$487	$1,565	$499	$(3,140)	$774
Capital expenditures and purchases and development of real estate properties	$4,087		$18,486	$97	$23	$—	$22,693
Total assets at June 30, 2018	207,437		95,954	101,487	36,263	7,547	448,688

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]		Leasing Operations		Hotel	Entertainment	Corporate, Eliminations and Other[b]	Total
Six Months Ended June 30, 2019:
Revenues:
Unaffiliated customers	$7,077		$8,042		$17,287	$11,016	$—	$43,422
Intersegment	9		459		127	74	(669)	—
Cost of sales, excluding depreciation	3,841	[e]	4,595		13,566	8,192	(341)	29,853
Depreciation	125		2,795		1,799	790	(176)	5,333
General and administrative expenses	—		—		—	—	6,118	6,118
Gain on sale of assets	—		(1,952)	[c]	—	—	—	(1,952)
Operating income (loss)	$3,120		$3,063		$2,049	$2,108	$(6,270)	$4,070
Capital expenditures and purchases and development of real estate properties	$5,756		$44,611		$254	$125	$—	$50,746
MUD reimbursements applied to real estate under development[e]	920		—		—	—	—	920

Six Months Ended June 30, 2018:
Revenues:
Unaffiliated customers	$8,173		$4,335	$18,915	$9,652	$—	$41,075
Intersegment	16		476	122	58	(672)	—
Cost of sales, excluding depreciation	7,126	[d]	2,521	14,222	7,696	(352)	31,213
Depreciation	125		1,371	1,789	780	(70)	3,995
General and administrative expenses	—		—	—	—	5,996	5,996
Operating income (loss)	$938		$919	$3,026	$1,234	$(6,246)	$(129)
Capital expenditures and purchases and development of real estate properties	$7,699		$42,285	$336	$361	$—	$50,681

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Relates to the first-quarter 2019 sale of a retail pad subject to a ground lease located in the Circle C community, including adjustments recorded in second-quarter 2019.

d.	Includes $0.4 million of reductions to cost of sales associated with collection of prior-years' assessments of properties in Barton Creek.

e.
Stratus received $4.6 million of bond proceeds related to MUD reimbursements of infrastructure costs incurred for development of Barton Creek. Of the total amount, Stratus recorded $0.9 million as a reduction of real estate under development on the consolidated balance sheets, and $3.4 million as a reduction in real estate cost of sales and $0.3 million in other income, net, in the consolidated statements of comprehensive loss.

V

STRATUS PROPERTIES INC.
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus' presentation of Adjusted EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net loss attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019		2018
Net loss attributable to common stockholders	$(2,389)	$(857)	$(1,527)		$(2,727)
Depreciation	2,703	2,053	5,333		3,995
Interest expense, net	2,911	1,742	5,483		3,301
(Benefit from) provision for income taxes	(218)	(23)	215		(429)
Loss (gain) on sale of assets	161	—	(1,952)		—
MUD reimbursements	—	—	(3,643)	[a]	—
Loss (gain) on interest rate derivative instruments	123	(80)	182		(258)
Loss on early extinguishment of debt	—	—	16		—
Adjusted EBITDA	$3,291	$2,835	$4,107		$3,882

a.	Includes $283 thousand of interest income.

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